[Logo of
Mellon Bank Corp.]                                                  News Release
                                                                         EX-99.1
                    ANALYSTS:           MEDIA:
                    Donald J. MacLeod   Mellon Bank
                    (412) 234-5601      Margaret K. Cohen  Tilda Walsh
                                        (412) 234-0850     (412) 234-5873

                                                    Corporate Affairs
                                                    One Mellon Bank Center
                                                    Pittsburgh, PA 15258-00001
                               American Express
                               Frank Vaccaro
                               (212) 640-3327

- -------------------------------------------------------------------------------

        FOR IMMEDIATE RELEASE

        MELLON COMPLETES PURCHASE OF MELLON COMMON STOCK AND
        WARRANTS FROM AMERICAN EXPRESS


        PITTSBURGH, June 12, 1995 -- Mellon Bank Corporation today announced that it has purchased 3.75 million shares of Mellon common stock and warrants for an additional 4.5 million shares of Mellon common stock from American Express Travel Related Services Company, Inc., a subsidiary of American Express Company. Mellon purchased the shares and warrants for $213 million in a private transaction.

        The shares and warrants were issued in May 1993 in connection with Mellon's acquisition of The Boston Company from a subsidiary of American Express. At March 31, 1995, the 3.75 million shares and warrants for 4.5 million shares (if exercised) represented approx-imately 5.5 percent of Mellon's outstanding common shares and warrants. American Express said the transaction would not have a material impact on its earnings.

        With balance sheet assets of approximately $40 billion and assets under management or administration of approximately $875 billion, Mellon Bank Corporation is a major financial servies company head-quartered in Pittsburgh, providing a full range of banking and investment products and services to individuals and small, midsized and large businesses and institutions.

                                      ###